Exhibit 3.27

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MET-RX NUTRITION, INC.

(Pursuant to Sections 228, 242 and 245 of the General Corporation
Law of the State of Delaware)

MET-Rx Nutrition, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.                                       The name of the Corporation is MET-Rx Nutrition, Inc.  The date of filing of the Corporation’s original Certificate of Incorporation was October 28, 1998.

2.                                       This Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) restates and integrates and further amends the Certificate of Incorporation of the Corporation.

FIRST:  The name of the Corporation is MET-Rx Nutrition, Inc.

SECOND:  The registered office of the Corporation in the State of Delaware is located at the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock that the Corporation shall have authority to issue is, 20,100,000 shares of capital stock, consisting of three classes:

(i)                                     20,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), 10,000,000 of which shares shall be designated as a series of Common Stock to be called “Series A Common Stock” and 10,000,000 of which shares shall be designated as a series of Common Stock to be called “Series B Common Stock”;

(ii)                                  50,000 shares of Senior Preferred stock, par value $.01 per share (“Senior Preferred Stock”); and

(iii)                               50,000 shares of Junior Preferred stock, par value $.01 per share (“Junior Preferred Stock” and, together with the Senior Preferred Stock, the “Preferred Stock”).

Effective upon filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each issued and outstanding share of previously authorized common stock of the Corporation (“Old Common Stock”) shall represent one validly issued, fully paid and non-assessable share of Series A Common Stock.  Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of Series A Common Stock; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Series A Common Stock to which such person is entitled.

The designations and the respective powers, preferences, rights, qualifications, limitations, and restrictions of the Common Stock and the Preferred Stock are as follows:

1.                                       Provisions Relating to the Common Stock.

(a)                                  Dividends.  Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any class or series thereof, each share of Common Stock shall entitle the holder of record thereof to receive dividends out of funds legally available therefor, when, as and if declared by the board of directors of the Corporation with respect to any of such class of stock.  No dividend shall be declared or paid in respect of any Common Stock unless the holders of both the Series A Common Stock and the Series B Common Stock receive the same per share dividend, payable in the same amount and type of consideration, as if such series constituted a single series, except that if any dividend is declared that is payable in shares of Series A Common Stock or Series B Common Stock, such dividend shall be declared and paid at the same rate per share with respect to the Series A Common Stock and the Series B Common Stock, and the dividend payable on shares of Series A Common Stock shall be payable only in shares of Series A Common Stock and the dividend payable on shares of Series B Common Stock shall be payable only in shares of Series B Common Stock.

(b)                                 Liquidation Rights.  The holders of Common Stock shall be entitled to participate in the net assets of the Corporation remaining after any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, and after payment or provision for the payment of the debts and liabilities of the Corporation and payment of the liquidation preference of any shares of capital stock of the Corporation having such a preference (specifically including the Preferred Stock), distributing such proceeds pro-rata among the holders of Common Stock.  The holders of the Series A Common Stock and the Series B Common Stock shall participate in such assets as if such series constituted a single series of stock.  A consolidation or merger of the Corporation, a sale or transfer of substantially all of its assets as an entirety, or any purchase or redemption of capital stock of the Corporation of any class, shall not be regarded as “liquidation, dissolution or winding up of the affairs of the Corporation” within the meaning of this Section 1(b).

(c)                                  Voting Rights.

(i)                                     Series A Common Stock.  Except as may otherwise be expressly required by the General Corporation Law of Delaware, each share of Series A Common Stock shall entitle the registered holder thereof to one vote on all matters brought before the stockholders of the Corporation for a vote.

(ii)                                  Series B Common Stock.  Except as may otherwise be expressly required by the General Corporation Law of Delaware, shares of Series B Common Stock shall not entitle the registered holder thereof to vote on any matters brought before the stockholders of the Corporation for a vote.

(d)                                 Stock Splits.  If the Corporation shall in any manner split or subdivide the outstanding shares of Series A Common Stock or Series B Common Stock, the outstanding shares of the other such series of Common Stock shall be split or subdivided in the same manner, proportionately and on the same basis per share.

(e)                                  Automatic Conversion.  Upon the occurrence of an Initial Public Offering, without further action of the holders thereof, any outstanding shares of Series B Common Stock shall be automatically converted into shares of Series A Common Stock and certificates formerly representing outstanding shares of Series B Common Stock shall thereupon and thereafter represent the like number of shares of Series A Common Stock.  The term “Initial Public Offering” shall mean the first underwritten public offering (other than an offering of securities to employees of the Company) pursuant to an effective Registration Statement under the Securities Act covering the offer and sale of shares of Common Stock which results in the Company becoming (or being obligated to become) an entity with a class of equity securities that is the subject of a then effective registration statement pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended.

2.                                       Provisions Relating to the Senior Preferred Stock.

(a)                                  Dividends.  For the purposes of this paragraph (a), January 1 of each year, commencing January 1, 1999, on which any Senior Preferred Stock shall be outstanding shall be deemed to be a “Dividend Date.”  The holders of shares of Senior Preferred Stock (“Senior Preferred Shares”) shall be entitled to receive from and after the date of issuance, if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of 8% per annum (for purposes of this Paragraph (a), the “Senior Preferred Dividend Rate”) on each Senior Preferred Share and no more, calculated on the Liquidation Preference (as hereinafter defined) on the basis of a year of 360 days consisting of twelve 30-day months plus actual number of days elapsed.  Dividends on each Senior Preferred Share shall accumulate, without interest, and be cumulative from and after the date of original issuance of such share.  The initial Liquidation Preference per share of Senior Preferred Stock shall be $1,000 per share.  On each Dividend Date, the Liquidation Preference shall be increased by adding to the then existing Liquidation Preference the amount of dividends (whether or not declared) accumulated and unpaid during the annual period prior to such Dividend Date. To the extent that such accumulated and unpaid dividends have been taken into account to increase the amount of Liquidation Preference on a Dividend Date, such accumulated dividends shall cease to be considered accumulated and unpaid dividends from and after such Dividend Date.

When dividends are not paid in full upon all shares of Senior Preferred Stock, all dividends declared upon shares of Senior Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Senior Preferred Stock bear to each other the same ratio that the accumulated dividends per share on the shares of Senior Preferred Stock bear to each other. As long any shares of Senior Preferred Stock remain outstanding, then:

(i) no dividends in cash, stock or other property may be paid or declared and set aside for payment or any other distribution made upon any shares of Common Stock or Junior Preferred Stock (collectively, “Junior Stock”) of the Corporation (other than dividends or distributions in Junior Stock); and (ii) no shares of Junior Stock may be acquired for consideration except by conversion into or exchange for, Junior Stock.

(b)                                 Preference on Liquidation, Dissolution or Winding Up.   During any proceedings for the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders or the Senior Preferred Stock shall be entitled to receive, before any distribution of the assets of the Corporation shall be made in respect of the outstanding Common Stock or Junior Preferred Stock, an amount in cash for each share of Series A Preferred Stock equal to the Liquidation Preference, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Senior Preferred Stock so as to be and continue available therefor. If upon such liquidation, dissolution or winding up, the assets of the Corporation shall be distributed to the holders of Senior Preferred Stock ratably until they shall have received the full amount to which they would otherwise be entitled. If the assets of the Corporation are sufficient to permit the payment of such amounts to the holders of the Senior Preferred Stock, the remainder of the assets of the Corporation, if any, after the distributions as aforesaid shall be distributed and divided ratably among the holders of the Junior Preferred Stock and Common Stock then outstanding according to their respective terms. A consolidation or merger of the Corporation, a sale or transfer of substantially all of its assets as an entirety, or any purchase or redemption of capital stock of the Corporation of any class, shall not be regarded as a “liquidation, dissolution or winding up of the affairs of the Corporation” within the meaning of this Section 2 (b).

(c)                                  Mandatory Redemption. On the date that either (i) an Initial Public Offering shall have been consummated or (ii) a Major Transaction (as defined below) has occurred, each holder of Senior Preferred Stock shall have the right, at its option, to cause the Corporation to redeem on such date all, but not less than all, of the outstanding shares of Senior Preferred Stock held by such holder, at a per share redemption price equal to the Liquidation Preference, together with all accrued and unpaid dividends through the effective date of redemption. “Major Transaction” means a single transaction involving, or a series of transactions having the cumulative effect of, the sale to a third party not affiliated with or related to either A. Scott Connelly, M.D. or TSG3 L.P., a Delaware limited partnership (“TSG3”) of all or substantially all of the assets or at least a majority of the Series A Common Stock of the Corporation, or a merger or consolidation of the Corporation with or into another corporation or other entity (in each case only if not affiliated with or related to either A. Scott Connelly, M.D. or TSG3) in which the Corporation is not the survivor, or any combination of the foregoing involving the Corporation.  If and to the extent that the holders of such Senior Preferred Shares so elect, in connection with any such Major Transaction (collectively, the “Electing Senior Holders”), the Electing Senior Holders shall be entitled to receive, before any distribution of the assets of the Corporation or other payment from a third party in connection with such transaction (“Major Transaction Payments”) shall be made in respect of the outstanding Common Stock or Junior Preferred Stock, an amount in cash for each share of Series A Preferred Stock equal to the Liquidation Preference in connection with the redemption of the Senior Preferred Shares held by the Electing Senior Holders.  If the Major Transaction Payments payable with respect to the shares of Senior Preferred Stock held by the Electing Senior Holders shall be insufficient to permit the payment to them of a per share amount equal to the Liquidation Preference, such Major Transaction Payments shall be distributed to such holders ratably until they shall have received the full amount to which they would otherwise be entitled.  After the payments required to be made to the Senior Preferred Stock have been made in the manner described in this paragraph, the distributions as aforesaid shall be distributed and divided ratably first among the holders of the Junior Preferred Stock and then, to the extent available, ratably among the holders of Common Stock then outstanding according to their respective terms.

(d)                                 Voting Rights.  Except as may otherwise be expressly required by the General Corporation Law of Delaware, shares of Senior Preferred Stock shall not entitle the registered holder thereof to vote on any matters brought before the stockholders of the Corporation for a vote.

3.                                       Provisions Relating to the Junior Preferred Stock.

(a)                                  Dividends.  For the purposes of this paragraph (a), January 1 of each year, commencing January 1, 1999, on which any Junior Preferred Stock shall be outstanding shall be deemed to be a “Dividend Date.”  Subject to the prior rights and preferences, if any, applicable to shares of the Senior Preferred Stock, the holders of Junior Preferred Shares shall be entitled to receive from and after the date of issuance, if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of 8% per annum (for purposes of this Paragraph (a), the “Junior Preferred Dividend Rate”) on each Junior Preferred Share and no more, calculated on the Liquidation Preference (as hereinafter defined) on the basis of a year of 360 days consisting of twelve 30-day months plus actual number of days elapsed.  Dividends on each Junior Preferred Share shall accumulate, without interest, and be cumulative from and after the date of original issuance of such share.  The initial Liquidation Preference per share of Junior Preferred Stock shall be $1,000 per share.  On each Dividend Date, the Liquidation Preference shall be increased by adding to the then existing Liquidation Preference the amount of dividends (whether or not declared) accumulated and unpaid during the annual period prior to such Dividend Date.  To the extent that such accumulated and unpaid dividends have been taken into account to increase the amount of Liquidation Preference on a Dividend Date, such accumulated dividends shall cease to be considered accumulated and unpaid dividends from and after such Dividend Date.

When dividends are not paid in full upon all shares of Junior Preferred Stock, all dividends declared upon shares of Junior Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Junior Preferred Stock bear to each other the same ratio that the accumulated dividends per share on the shares of Junior Preferred Stock bear to each other. As long any shares of Junior Preferred Stock remain outstanding, then: (i) no dividends in cash, stock or other property may be paid or declared and set aside for payment or any other distribution made upon any shares of Common Stock of the Corporation (other than dividends or distributions in Common Stock); and (ii) no shares of Common Stock may be acquired for consideration except by conversion into or exchange for, Common Stock.

(b)                                 Preference on Liquidation, Dissolution or Winding Up. During any proceedings for the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Junior Preferred Stock shall be entitled to receive, before any distribution of the assets of the Corporation shall be made in respect of the outstanding Common Stock, but subject to any distribution to the holders of the Senior Preferred Stock in respect of such shares, an amount in cash for each share of Junior Preferred Stock equal to the Liquidation Preference, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Junior Preferred Stock so as to be and continue available therefor. If upon such liquidation, dissolution or winding up, the assets distributable to the holders of the Junior Preferred Stock as aforesaid shall be insufficient to permit the payment to them of a per share amount equal to the Preferred Stock ratably until they shall have received the full amount to which they would otherwise be entitled. If the assets of the Corporation are sufficient to permit the payment of such amounts to the holders of the Junior Preferred Stock, the remainder of the assets of the Corporation, if any, after the distributions as aforesaid shall be distributed and divided ratably among the holders of the Common Stock (and any other shares of the Corporation’s stock which rank inferior to the Junior Preferred Stock) then outstanding according their respective shares. A consolidation or merger of the Corporation, a sale or transfer of substantially all of its assets as an entirety, or any purchase or redemption of capital stock of the Corporation of any class, shall not be regarded as a “liquidation, dissolution, or winding up of the affairs of the Corporation” within the meaning of this Section 3(b).

(c)                                  Mandatory Redemption. On the date that either (i) an Initial Public Offering shall have been consummated or (ii) a Major Transaction (as defined in Section 3(c)) has occurred, each holder of Junior Preferred Stock shall have the right, at its option, to cause the Corporation to redeem on such date all of the outstanding shares of Junior Preferred Stock held by such holder, at a per share redemption price equal to the Liquidation Preference, together with all accrued and unpaid dividends through the effective date of redemption. If and to the extent that the holders of such Junior Preferred Stock so elect, in connection with any such Major Transaction (collectively, the “Electing Junior Holders”), the Electing Junior Holders shall be entitled to receive, before any Major Transaction Payments shall be made in respect of the outstanding Common Stock, an amount in cash for each share of Junior Preferred Stock equal to the Liquidation Preference in connection with the redemption of the Junior Preferred Shares held by the Electing Junior Holders. If the Major Transaction Payments payable with respect to the shares of Junior Preferred Stock held by the Electing Junior Holders shall be insufficient to permit the payment to them of a per share amount equal to the Liquidation Preference, such Major Transaction Payments shall be distributed to such holders ratably until they shall have received the full amount to which they would otherwise be entitled. After the payments required to be made to the Junior Preferred Stock have been made in the manner described in this paragraph, the distributions as aforesaid shall be distributed and divided  ratably among the holders of Common Stock then outstanding according to their respective terms.

(d)                                 Voting Rights. Except as may otherwise be expressly required by the General Corporation Law of Delaware, shares of Junior Preferred Stock shall not entitle the registered holder thereof to vote on any matters brought before the stockholders of the Corporation for a vote.

4.                                       General.

(a)                                  Subject to the foregoing provisions of this Amended and Restated Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to timefor such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(b)                                 The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such rights or options; provided, however, that the consideration to be receive for any shares of capital stock subject thereto shall not be less than the par value thereof.

(c)                                  Unless otherwise required by law, neither the shares of Preferred Stock nor the shares of Common Stock shall have any voting powers, preferences or relative, participating, optional or other special rights other than those specifically set forth herein.

FIFTH:  The name of the incorporator is J. Mark Metts and his mailing address is c/o Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002-6760.

SIXTH:  The name and mailing address of the Initial Director, who shall serve until the first annual meeting of stockholders or until his successors are elected and qualified, are as follows:

Name	Address

Charles H. Esserman	250 Montgomery Street San Francisco, CA 94104

The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws.  Election of directors need not be by written ballot.

SEVENTH:  In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

TENTH:  The Corporation shall have the right, subject to any express provisions or restrictions contained in the certificate of incorporation or bylaws of the Corporation, from time to time, to amend the certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the certificate of incorporation or any amendment thereof are subject to such right of the Corporation.

This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, said MET-Rx Nutrition, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by James L. O’Hara, its Vice President and Secretary, this 4th day of January, 1999.

MET-RX NUTRITION, INC.

By:	/s/ James L. O’Hara
James L. O’Hara,
Vice President and Secretary